EXHIBIT (a)(5)(iv)

FOR IMMEDIATE RELEASE

ICAHN ANNOUNCES RECEIPT OF ADVANCE RULING CERTIFICATE FROM CANADIAN COMPETITION BUREAU IN CONNECTION WITH TENDER OFFER FOR COMMON SHARES OF LIONS GATE ENTERTAINMENT CORP.

New York, New York, March 24, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the Commissioner of Competition in Canada has issued an Advance Ruling Certificate in connection with the offer (the “Offer”) by certain of his affiliated entities (the “Icahn Group”) to purchase UP TO ALL of the common shares of Lions Gate Entertainment Corp. (“Lions Gate”) for $6.00 in cash per share. Receipt of the Advance Ruling Certificate constitutes antitrust clearance in Canada for the Offer and represents an important step in the Icahn Group’s efforts to bring about a change in the strategic direction of Lions Gate.

Mr. Icahn stated: “I am very pleased that we have received antitrust clearance from Canada in connection with our offer. This important regulatory clearance brings us closer to our goal of replacing Lions Gate’s Board of Directors and changing the strategic direction of the company.”

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED BY THE NOTICE OF VARIATION AND EXTENSION DATED MARCH 19, 2010, THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SEC AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND THE NOTICE OF VARIATION AND EXTENSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE NOTICE OF VARIATION AND EXTENSION AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE FOR USE AT ITS UPCOMING ANNUAL GENERAL MEETING OF SHAREHOLDERS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND ON SEDAR AT

WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULE TO FILED WITH THE SEC AND SEDAR ON MARCH 19, 2010.